For Additional Information Contact:
Justine E. Koenigsberg
Senior Director, Corporate Communications
(617) 914-3494
FOR IMMEDIATE RELEASE
ViaCell Reports Fourth Quarter and Year-End 2005 Financial Results
Cambridge, MA, February 23, 2006 - ViaCell, Inc. (Nasdaq: VIAC) today announced its consolidated financial results for the three and twelve months ended December 31, 2005.
2005 Financial Highlights at a Glance
•	ViaCord sales increased 19% compared to 2004;
•	Operating expenses increased 4% compared to 2004;
•	Net loss decreased 30% compared to 2004;
•	Cash, cash equivalents and investments amounted to $60.5 million at year-end.
“In 2005, ViaCord continued to provide a positive cash contribution to support development of our pipeline. We achieved ViaCord sales growth in-line with our expectations and we expect to see accelerated growth in 2006,” said Marc D. Beer, President and Chief Executive Officer of ViaCell.
Total revenues for the three and twelve months ended December 31, 2005 were $11.2 million and $44.4 million, respectively, compared to total revenues of $9.6 million and $38.3 million for the corresponding periods in 2004. Sales of ViaCord®, ViaCell’s product for the preservation of umbilical cord blood, were $11.1 million for the fourth quarter of 2005, which represents an increase of $1.7 million or 18% over the same period in 2004. ViaCord sales totaled $43.8 million for the twelve months ended December 31, 2005, a 19% increase compared to sales of $36.8 million for the twelve months ended December 31, 2004.
Total operating expenses in the fourth quarter of 2005 were $16.1 million, an increase of $1.5 million or 11% compared to $14.6 million for the same period in 2004. For the year ended December 31, 2005, total operating expenses were $61.0 million, representing an increase of $2.6 million or 4% compared to $58.4 million for the same period in 2004. The increase in total operating expenses in 2005 is related primarily to higher sales and marketing expenses.
•	Research and development expenses for the fourth quarter of 2005 were $3.5 million compared to research and development expenses of $3.4 million for the fourth quarter of 2004. Research and development expenses for the twelve months ended December 31, 2005 were $13.4 million compared to research and development expenses of $15.1 million in 2004.
•	Sales and marketing expenses for the fourth quarter of 2005 were $6.9 million compared to sales and marketing expenses of $4.2 million in the fourth quarter of 2004. Sales and marketing expenses for the twelve months ended December 31, 2005 were $24.7 million compared to sales and marketing expenses of $19.3 million in 2004.
•	General and administrative expenses for the fourth quarter of 2005 were $3.2 million compared to general and administrative expenses of $3.1 million in the fourth quarter of 2004. General and administrative expenses for the twelve months ended December 31, 2005 were $12.2 million compared to general and administrative expenses of $13.5 million in 2004.
- more -

ViaCell 2005 Financial Results, Page 2
Net loss attributable to common stockholders for the fourth quarter of 2005 was $4.0 million, or $0.10 per common share, compared to a net loss attributable to common stockholders of $8.3 million, or $3.03 per common share, and a pro forma net loss of $5.2 million, or $0.18 per common share, for the same period in 2004. For the twelve months ended December 31, 2005, net loss attributable to common stockholders was $15.7 million, or $0.44 per common share, and pro forma net loss was $14.7 million, or $0.39 per common share. This compared to a net loss attributable to common stockholders of $34.2 million, or $12.62 per common share, and a pro forma net loss of $24.4 million, or $0.86 per common share, for the twelve months ended December 31, 2004. A reconciliation of GAAP basic and diluted net loss per common share to pro forma basic and diluted net loss per common share is included in the Company’s unaudited consolidated statements of operations included with this press release.
At December 31, 2005, the Company had cash, cash equivalents, and investments of $60.5 million.
Financial Outlook
ViaCell plans to increase its sales and marketing investment in ViaCord in 2006. The Company expects its sales growth in the first half of 2006 to be consistent with its growth in the first half of 2005 compared to the first half of 2004 and expects its growth in the second half of the year to accelerate as it begins to realize the benefit of its investments in ViaCord. ViaCell forecasts annual sales growth greater than 20% in 2006.
Pipeline Highlights
ViaCell achieved a number of corporate objectives during its first year as a public company and expects to continue executing on its strategy. Below are selected highlights from 2005 and upcoming milestones.
ViaCell Reproductive Health
ViaCyte
•	In 2005, ViaCell made progress toward finalizing its Investigational Device Exemption (IDE) for ViaCyteSM, its investigational product for the preservation and storage of oocytes (unfertilized eggs). The Company is working to reach agreement with the FDA on the IDE and, if agreement is reached with the FDA, expects to commence a clinical trial in 2006.
Therapeutic Product Candidates
CB001
•	Phase I development of CB001, ViaCell’s investigational cord blood stem cell product for hematopoietic stem cell transplantation in patients affected by a variety of cancers, is ongoing with eight of ten patients treated. The Company expects to complete enrollment in the study and announce top-line results in the second half of 2006. The Company is also developing a second-generation product candidate utilizing a growth factor and technology licensed from Amgen and Johns Hopkins University, respectively.
USSC Cardiac Program
•	Published results of a preclinical study in Circulation demonstrated ViaCell’s umbilical cord blood stem cells showed improvement in heart function in a large animal model. Results from a catheter-based preclinical study demonstrated that additional preclinical testing is needed to improve the delivery and targeting of cells to the infarct region for a trans-vascular route. The Company intends to conduct additional preclinical testing with the goal of filing an Investigational New Drug (IND) in late 2006 or 2007.
Type 1 Diabetes
•	In March 2005, ViaCell announced a research collaboration with Genzyme Corporation in the area of Type 1 diabetes. Preclinical proof-of-concept studies are underway.
- more -

ViaCell 2005 Financial Results, Page 3
Business Activities
•	In January 2005, ViaCell raised net proceeds of approximately $53.3 million through its initial public offering.
•	In November 2005, ViaCell’s common stock was added to the Nasdaq Biotechnology Index.
•	ViaCell added Anne Marie Cook to its management team in the position of Senior Vice President and General Counsel. The Company also added Barbara Bierer, M.D., Paul Blake, M.B., FRCP, FCP, FFPM, and James Sigler to its Board of Directors.
Conference Call and Webcast
ViaCell will host a conference call and live audio webcast with investment analysts beginning today, February 23, 2006, at 10:00 a.m. Eastern Time to discuss its 2005 financial results and the outlook for 2006. To participate by telephone, dial (913) 981-4901. A live audio webcast can be accessed on the ViaCell web site at http://www.viacellinc.com within the Investor Information section.
A replay of this conference call will be available for two weeks, beginning February 23, 2006 at 1:00 p.m. Eastern Time by dialing (719) 457-0820 and using the access code 7285741. In addition, a replay of the webcast will be archived on the ViaCell website in the Investor Information section.
About ViaCell
ViaCell is a biotechnology company focused on enabling the widespread use of human cells as medicine. The Company is developing a pipeline of proprietary stem cell product candidates intended to address cancer, cardiac disease, and diabetes. CB001, its lead cord blood derived stem cell therapy product candidate, is being developed for hematopoietic stem cell transplantation in patients affected by a variety of cancers. In addition to its therapeutic development programs, ViaCell’s reproductive health business unit commercializes ViaCord®, a product that offers expecting families the option of preserving their baby’s umbilical cord blood. The Company is working to leverage its commercial infrastructure and product development capabilities by developing ViaCyteSM, its investigational product intended to broaden reproductive choices for women through the cryopreservation of human unfertilized eggs. ViaCell is headquartered in Cambridge, Massachusetts with a processing and storage facility in Kentucky and additional research and development operations in Singapore.
This press release contains forward-looking statements regarding the Company’s financial outlook, including the potential for growth in the ViaCord business, and the Company’s plans for its development programs. These statements are based on management’s current expectations. The Company’s financial performance and ability to achieve its expectations for growth and stated financial goals are subject to a number of risks and uncertainties. Factors which could cause actual results to differ materially from the Company’s current expectations include, but are not limited to: the impact of competition in the umbilical cord preservation industry, the impact of any potential adverse outcome in pending patent infringement litigation related to the cord blood preservation business, any other unexpected material issues, delays or failures in the collection, processing or storage of umbilical cord blood by the Company, and fluctuations in the level and timing of expenses as a result of difficulties or delays in the development of the Company’s product candidates. Success of the Company’s development programs could be negatively impacted by new data regarding the safety or efficacy of the Company’s product candidates, unexpected delays or technical or intellectual property hurdles or concerns or requirements raised by regulatory authorities. The Company’s long-term financial performance and growth is also expected to be dependent on the Company’s ability to bring new products to the marketplace. Currently, the Company’s product candidates are at an early stage of development. There can be no assurance that the Company will be successful in its efforts to develop these or other products. For more information on the risks and uncertainties associated with the Company, its financial performance, its products and programs, and pending litigation, see the factors set forth under the heading “Risk Factors That May Affect Results” in the Company’s Report on Form 10-K filed on March 31, 2005 and its Report on Form 10-Q for the quarter ending September 30, 2005, filed on November 14, 2005, both of which are on file with the Securities and Exchange Commission and which factors are incorporated herein by reference. ViaCell does not undertake any obligation to update forward-looking statements.
ViaCell® and ViaCord® are registered trademarks and ViaCyteSM is a service mark of ViaCell, Inc.
— Financial Tables to Follow —

ViaCell 2005 Financial Results, Page 4
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Processing and storage revenues	$11,057	$9,407	$43,775	$36,805
Grant and contract revenues	173	234	668	1,469

Total revenues	11,230	9,641	44,443	38,274

Operating expenses:
Cost of revenues
Direct costs	2,142	1,851	8,278	7,364
Royalty expense	—	—	—	(3,258)

Total cost of revenues	2,142	1,851	8,278	4,106

Research and development	3,480	3,435	13,359	15,134
Sales and marketing	6,918	4,241	24,702	19,323
General and administrative	3,204	3,067	12,193	13,468
Stock-based compensation	345	767	2,163	3,429
Restructuring	11	1,206	305	2,945

Total operating expenses	16,100	14,567	61,000	58,405

Loss from operations	(4,870)	(4,926)	(16,557)	(20,131)

Interest income (expense):
Interest income	912	127	2,216	530
Interest expense	(30)	(378)	(336)	(1,496)

Total interest income (expense), net	882	(251)	1,880	(966)

Net loss	(3,988)	(5,177)	(14,677)	(21,097)

Accretion on redeemable convertible preferred stock	—	(3,126)	(986)	(13,071)

Net loss attributable to common stockholders	$(3,988)	$(8,303)	$(15,663)	$(34,168)

Net loss per share:
Net loss per common share, basic and diluted	$(0.10)	$(3.03)	$(0.44)	$(12.62)
Weighted average shares used in basic and diluted net loss per share computation	38,088	2,740	35,777	2,707

Pro forma net loss per common share, basic and diluted	$(0.10)	$(0.18)	$(0.39)	$(0.86)
Weighted average shares used in pro forma basic and diluted net loss per share computation	38,088	28,368	37,211	28,335

The non-GAAP financial measure of pro forma basic and diluted net loss per common share presented below is utilized by ViaCell’s management to gain an understanding of the comparative financial performance of the Company. Management believes that this non-GAAP financial measure is useful because it includes all outstanding shares of the Company, whether common or preferred, in the calculation of basic and diluted earnings per share. The presentation of this information is not meant to be considered in isolation or as a substitute for GAAP financial measures.
Pro forma disclosure assumes all convertible preferred shares were considered as outstanding common stock and no related accretion expense was recorded during all periods reported. It also assumes that no royalty expense was recorded in any period reported. Management believes the comparison of financial results without a royalty expense is meaningful since the expense was reversed in June 2004, as a result of developments in ViaCell’s litigation with PharmaStem.
- more -

ViaCell 2005 Financial Results, Page 5
Reconciliation of GAAP Basic and Diluted Net Loss Per Common Share to Pro Forma Basic and
Diluted Net Loss Per Common Share

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2005	2004	2005	2004
Net loss attributable to common stockholders	$(3,988)	$(8,303)	$(15,663)	$(34,168)
Reversal of royalty expense	—	—	—	(3,258)
Accretion on redeemable convertible preferred stock	—	3,126	986	13,071

Pro forma net loss attributable to common stockholders	$(3,988)	$(5,177)	$(14,677)	$(24,355)

Weighted average shares used in basic and diluted net loss per share calculation	38,088	2,740	35,777	2,707
Increase in weighted average common shares outstanding assuming conversion of preferred stock at January 1	—	25,628	1,434	25,628

Weighted average shares used in pro forma basic and diluted net loss per share calculation	38,088	28,368	37,211	28,335

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	December 31,	December 31,
	2005	2004
Cash, cash equivalents and investments	$60,544	$28,585
Accounts receivable, net	13,736	10,808
Other current assets	2,841	4,928
Property & equipment, net	8,702	6,738
Intangible assets	6,444	6,646
Other assets	1,963	3,386

Total assets	$94,230	$61,091

Current liabilities	16,176	29,384
Deferred revenue & rent	13,805	7,764
Contingent purchase price	8,155	8,155
Long-term debt	84	1,572
Convertible preferred stock	—	175,173
Stockholders’ equity (deficit)	56,010	(160,957)

Total liabilities and stockholders’ equity	$94,230	$61,091

###